DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Investors Real Estate Trust (the “Trust”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common shares of beneficial interest, no par value (our “common shares”); and (2) our 6.625% Series C Convertible Redeemable Preferred Shares (the “Series C Preferred Shares”).
The following description of our common shares and our Series C Preferred Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Amendment and Third Restated Declaration of Trust, as amended and supplemented (“Declaration of Trust”), and our Sixth Restated Trustees' Regulations (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part. We encourage you to read our Declaration of Trust and our Bylaws for additional information.
Description of Common Shares
General
We are authorized, under our Declaration of Trust, to issue an unlimited number of our shares of beneficial interest. Our Board of Trustees is authorized, under our Declaration of Trust, to provide for the issuance of shares of beneficial interest upon such terms and conditions as our Board of Trustees may determine and, further, to establish by resolution more than one class or series of shares of beneficial interest and to fix the relative rights and preferences of these different classes or series. The rights and preferences of any class or series of shares of beneficial interest will be stated in the articles supplementary to our Declaration of Trust establishing the terms of that class or series adopted by our Board of Trustees and will become part of our Declaration of Trust.
The voting rights and rights to distributions of the holders of common shares are subject to the prior rights of the holders of our preferred shares that may be outstanding from time to time. Unless otherwise required by applicable law or regulation, classes or series of preferred shares are issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by our Board of Trustees. Classes or series of preferred shares may have varying voting rights, redemption, and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. Any class or series of preferred shares could be given rights that are superior to rights of holders of common shares and a class or series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.
Voting Rights
Subject to the provisions of our Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to one vote per share on all matters voted on by shareholders, including the election of trustees. Our common shares do not have cumulative voting rights.
Our Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Declaration of Trust if such amendment is previously approved by our Board of Trustees, such action will be authorized by a majority of the voting power of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Declaration of Trust or our Bylaws. Our Declaration of Trust further provides the following:

1.
That the following actions will be authorized by the affirmative vote of our common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

•	our termination;

•	our merger with or into another entity;

•	our consolidation with one or more other entities into a new entity;

•	the disposition of all or substantially all of our assets; and

•	the amendment of the Declaration of Trust, if such amendment has not been previously approved by our Board of Trustees.

2.
That a member of our Board of Trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Our Declaration of Trust also permits our Board of Trustees, by a two-thirds vote and without any action by the holders of our common shares, to amend our Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code (the “Code”).
 Dividend, Distribution, Liquidation and Other Rights.
Subject to the preferential rights to holders of shares of our Series C Preferred Stock, other preferred shares that we may issue from time to time, and the provisions of our Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to receive dividends on their common shares if, as, and when authorized and declared by our Board of Trustees and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities. Our common shares have equal dividend, distribution, liquidation, and other rights. Our common shares have no preference, conversion, exchange, sinking fund, or redemption rights.
Ownership and Transfer Restrictions
Our Declaration of Trust contains provisions that are intended to help preserve our status as a REIT for federal income tax purposes. Specifically, our Declaration of Trust provides that any transaction that would result in our disqualification as a REIT under Section 856 of the Code, including any transaction that would result in (1) a person owning shares of beneficial interest in excess of the ownership limit of 9.8%, in number or value, of our outstanding shares of beneficial interest, (2) less than 100 people owning our shares of beneficial interest, (3) us being "closely held" (within the meaning of Section 856(h) of the Code), or (4) 50% or more of the fair market value of our shares of beneficial interest being held by persons other than United States persons, will be void ab initio. If such transaction is not void ab initio, then the shares of beneficial interest that are in excess of the ownership limit, that would cause us to be closely held, that would result in 50% or more of the fair market value of our shares of beneficial interest to be held by persons other than United States persons or that otherwise would result in our disqualification as a REIT, would automatically be exchanged for an equal number of "excess shares," and these excess shares will be transferred to an "excess share trustee" for the exclusive benefit of the charitable beneficiaries named by our Board of Trustees.
In such event, any distributions on excess shares will be paid to the excess share trust for the benefit of the charitable beneficiaries. The excess share trustee will be entitled to vote the excess shares, if applicable, on any matter. The excess share trustee may only transfer the excess shares held in the excess share trust as follows:

•
if shares of beneficial interest were transferred to the excess share trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be closely held then, at the direction of our Board of Trustees, the excess share trustee will transfer the excess shares to the person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held; or

•
if excess shares were transferred to the excess share trustee due to a transaction or event that would have caused persons other than United States persons to own more than 50% of the value of our shares of beneficial interest then, at the direction of our Board of Trustees, the excess share trustee will transfer the excess shares to the United States person who makes the highest offer for the excess shares and pays the purchase price.

We have certain rights to purchase excess shares from the excess share trustee and must have waived these rights prior to a transfer as described above.
Power to Reclassify Our Unissued Shares of Beneficial Interest
Our Declaration of Trust authorizes our Board of Trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our Board of Trustees is required by our Declaration of Trust to set, subject to the provisions of our Declaration of Trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our Board of Trustees could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our common shareholders.
Fully Paid Shares
The common shares will be duly authorized, fully paid, and nonassessable when issued.
Anti-Takeover Provisions Contained in Our Declaration of Trust and Bylaws
Certain provisions of our Declaration of Trust and Bylaws may make it less likely that our management would be changed or someone would acquire control of our company without the consent of our Board of Trustees. These provisions may delay, defer, or prevent a change in control or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common shares.

•
Trustee Nomination and Election Procedures.  In order to nominate candidates for the Board of Trustees, a shareholder must follow the advance notice procedures described in our Bylaws. In general, a shareholder must give written notice of such nomination to our secretary no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, together with required information regarding the shareholder proponent and the nominee and the written consent of the nominee to serve as trustee. (Notwithstanding the foregoing, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, date, the proposed notice must be no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Trust.) At each shareholder meeting, 33-1/3% of the outstanding shares entitled to vote represented in person or by proxy shall constitute a quorum at such meeting, and at any such meeting, trustees are elected by a majority of shareholders present in person or by proxy at a meeting at which a quorum is present.

•
Trustee Removal Procedures. A trustee may be removed with or without cause (1) by the affirmative vote of shareholders holding shares of beneficial interest possessing not less than two-thirds of the voting power of shares of beneficial interest then outstanding and entitled to vote thereon, or (2) by the trustees then in office by a two-thirds vote (which action shall be taken only by vote at a meeting and not by authorization without a meeting, notwithstanding anything in the Declaration of Trust to the contrary); provided, however, that an independent trustee may only be removed by the other independent trustees then in office by a two-thirds vote of such other independent trustees and, in the case of any trustees elected by holders of a class or series of preferred shares of beneficial interest, such trustee may be removed without cause by the affirmative vote of shareholders holding shares of beneficial interest possessing not less than two-thirds of the voting power of such class or series of preferred shares of beneficial interest.

•
Shareholder Proposal Procedures.  Shareholders can propose that business other than nominations to the Board of Trustees be considered at an annual meeting of shareholders only if a shareholder follows the advance notice procedures described in our Bylaws. In general, a shareholder must submit a written notice of the proposal together with required information regarding the shareholder (or the shareholder group) and the shareholder's interest in the proposal to the Secretary of the Trust no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. (Notwithstanding the foregoing, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, date, the proposed notice must be no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Trust.). Shareholders seeking to have a proposal, other than trustee nominations, considered for inclusion in our annual proxy statement must comply with the requirements of Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder.

•
Transfer Restrictions and Ownership Limitations of Shares. As described in greater detail under “Ownership and Transfer Restrictions” above, our Declaration of Trust places limitations on share ownership that would result in our disqualification as a REIT under Section 856 of the Code, including any transaction that would result in (1) a person owning shares of beneficial interest in excess of the ownership limit of 9.8%, in number or value, of our outstanding shares of beneficial interest, (2) less than 100 people owning our shares of beneficial interest, (3) us being "closely held" (within the meaning of Section 856(h) of the Code), or (4) 50% or more of the fair market value of our shares of beneficial interest being held by persons other than United States persons, will be void ab initio. Although our Board of Trustees may from time to time increase or decrease the current 9.8% ownership limit, our Declaration of Trust provides that the ownership limit may not be increased if, after giving effect to such increase, five individual beneficial owners of our shares could beneficially own, in the aggregate, more than 49.9% in number or value of our outstanding shares. These ownership restrictions may impair the ability of someone to take over or otherwise acquire control of the Trust without the Board of Trustees’ consent.
Listing
Our common shares are traded on the New York Stock Exchange under the symbol “IRET.”
Description of Series C Preferred Shares
General
We currently are authorized to issue an unlimited number of preferred shares of beneficial interest, no par value, in one or more classes or series. Each class or series will have designations, powers, preferences, rights, qualifications, limitations or restrictions as North Dakota law may permit and our Board of Trustees may determine by adoption of applicable articles supplementary to our Declaration of Trust. Our Board of Trustees may, without notice to or the consent of holders of Series C Preferred Shares, authorize the issuance and sale of additional Series C Preferred Shares and authorize and issue additional shares of our parity equity securities from time to time.
Prior to the redemption of our Series A preferred shares, we had 1,150,000 Series A preferred shares outstanding. On December 2, 2016, we completed the redemption of all outstanding Series A Preferred Shares. Prior to the redemption of our Series B Preferred Shares, we had 4,600,000 Series B Preferred Shares issued and outstanding. On October 30, 2017, we completed the redemption of all outstanding Series B Preferred Shares. We currently have 4,118,460 shares of our Series C Preferred Shares outstanding, the material terms of which are described below. We have no other series of preferred shares currently outstanding.
Ranking
The Series C Preferred Shares will rank senior to our common shares and any class or series of our junior equity securities, pari passu with any of our parity equity securities, and junior to any class or series of our senior equity securities. The affirmative vote of the holders of at least two-thirds of the outstanding Series C Preferred Shares at the time and all of our parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class) is required for us to authorize, create or increase the number of any class or series of senior equity securities. Any convertible or exchangeable debt securities that we may issue will not be considered to be equity securities for these purposes. The Series C Preferred Shares will rank junior in right of payment to all of our existing and future indebtedness.
Dividends
Subject to the preferential rights of holders of any class or series of our senior equity securities, holders of Series C Preferred Shares will be entitled to receive, when, as and if authorized by our Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.625% per annum of the $25.00 per share liquidation preference, equivalent to $1.65625 per annum per Series C Preferred Share. Dividends on the Series C Preferred Shares will accrue and be cumulative from, but excluding, the original date of issuance of any Series C Preferred Shares and will be payable quarterly in arrears on or about the last day of March, June, September and December of each year. Dividends payable on the Series C Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the fifteenth day of the calendar month in which the applicable dividend payment date falls, or such other date as designated by our Board of Trustees for the payment of dividends that is not more than 90 days nor fewer than 10 days prior to the dividend payment date.
Our Board of Trustees will not authorize, and we will not pay, any dividends on the Series C Preferred Shares or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or if the authorization, payment or setting aside of funds would constitute a breach of or a default under any such agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our shares. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series C Preferred Shares. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. These restrictions currently do not have any adverse impact on our ability to pay dividends on the Series C Preferred Shares.
Notwithstanding the foregoing, dividends on the Series C Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends, whether or not dividends are authorized, and whether or not the restrictions referred to above exist. Accrued but unpaid dividends on the Series C Preferred Shares will not bear interest, and the holders of Series C Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on Series C Preferred Shares, including any capital gain dividends, will be credited to the previously accrued and unpaid dividends on the Series C Preferred Shares. We will credit any dividend made on the Series C Preferred Shares first to the earliest accrued and unpaid dividend due.
We will not declare or pay any dividends (other than in the form of our common shares or any other junior equity securities), or set aside any funds for the payment of dividends, on our common shares or our other junior or parity equity securities, or redeem, purchase or otherwise acquire, or set aside or make available payment for a sinking fund for the redemption of, our common shares or our other junior or parity equity securities, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series C Preferred Shares for all past dividend periods, except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, our junior equity securities or pursuant to an exchange offer made on the same terms to all holders of Series C Preferred Shares and our parity equity securities. This restriction will not limit our redemption or other acquisition of our common shares made for purposes of and in compliance with any incentive, benefit or share purchase plan of ours or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Declaration of Trust. Notwithstanding the foregoing, subject to applicable law and the terms of our outstanding indebtedness, we may purchase common shares and Series C Preferred Shares in the open market from time to time, by tender or by private agreement. If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series C Preferred Shares and our parity equity securities, if any, the amount which we declare will be allocated pro rata to the Series C Preferred Shares and our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid dividends on those shares.
If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series C Preferred Shares and our parity equity securities, if any, the amount which we declare will be allocated pro rata to the Series C Preferred Shares and our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid dividends on those shares.
Liquidation Rights
In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Series C Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference in cash or property, at fair market value as determined by our Board of Trustees, of $25.00 per share, plus any accrued and unpaid dividends to and including the date of the payment. Holders of Series C Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares and our other junior equity securities, if any, and will be on parity with the rights of holders of any parity equity securities. The rights of holders of Series C Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of our existing and future indebtedness and our senior equity securities, if any.
Written notice will be given to each holder of Series C Preferred Shares of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated if, following the transaction, the Series C Preferred Shares remain outstanding as duly authorized shares of beneficial interest of any successor entity having the same rights and preferences as prior to the transaction. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series C Preferred Shares and our parity equity securities, then we will distribute our assets to the holders of Series C Preferred Shares and our parity equity securities, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption
Except as provided in the Declaration of Trust, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, shares of any class or series of parity shares or junior shares (other than a distribution paid in, or options, warrants or rights to subscribe for or purchase, junior shares) for any period, nor shall shares of any class or series of parity shares or junior shares be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of common shares made for purposes of and in compliance with requirements of any incentive, benefit or share purchase plan of the Trust or any subsidiary thereof, or as permitted under the Declaration of Trust), nor shall any funds be paid or made available for a sinking fund for the redemption of any such shares by the Trust, directly or indirectly (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, junior shares, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and all holders of parity shares), unless full cumulative distributions on the Series C Preferred Shares for all past distribution periods shall have been or contemporaneously are declared and paid or declared and sum sufficient for the payment thereof is set apart for such payment.
Unless full cumulative distributions on all Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (1) no Series C Preferred Shares or parity shares shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed, and (2) the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series C Preferred Shares or parity shares (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, junior shares); provided, however, that the foregoing shall not prevent the redemption or purchase by the Trust of Series C Preferred Shares or parity shares pursuant to the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares.
Unless full cumulative distributions on all Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (1) no Series C Preferred Shares shall be redeemed pursuant to a change of control unless all outstanding Series C Preferred Shares are simultaneously redeemed, and (2) the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series C Preferred Shares (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, junior shares); provided, however, that the foregoing shall not prevent the redemption or purchase by the Trust of Series C Preferred Shares pursuant to the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares.
Optional Redemption
We may not redeem the Series C Preferred Shares prior to October 2, 2022, except as described below under ‘‘-Special Optional Redemption’’ and ‘‘-Restrictions on Ownership and Transfer.’’ On and after October 2, 2022, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series C Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. Any decision we may make at any time to propose a redemption of the Series C Preferred Shares, if and when we have the right to do so, will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time. We are under no obligation, and holders of Series C Preferred Shares should not expect us, to exercise our redemption right. If we elect to redeem any or all of the Series C Preferred Shares, we will mail notice of the redemption to each holder of record of Series C Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series C Preferred Shares to be redeemed;

•	the place or places where the certificates, if any, representing the Series C Preferred Shares to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment; and

•	that dividends on the Series C Preferred Shares to be redeemed will cease to accrue on the redemption date.
If we redeem fewer than all of the Series C Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series C Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series C Preferred Shares to be redeemed on a pro rata basis or by lot.
If we elect to redeem any of the Series C Preferred Shares in connection with a Change of Control (as defined below under ‘‘-Special Optional Redemption’’) and we intend for such redemption to occur prior to the applicable Change of Control Conversion Date (as defined below under ‘‘-Conversion Rights’’), our redemption notice will also state that the holders of Series C Preferred Shares to which the notice relates will not be able to tender such Series C Preferred Shares for conversion in connection with the Change of Control and each Series C Preferred Share tendered for conversion that is selected for redemption prior to the Change of Control Conversion Date will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of Series C Preferred Shares called for redemption, then from and after the redemption date, those Series C Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series C Preferred Shares will terminate. The holders of those Series C Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.
The holders of Series C Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series C Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series C Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above and in connection with a redemption pursuant to our special optional redemption, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares to be redeemed.
The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, the Series C Preferred Shares will be subject to restrictions on ownership and transfer, as described under ‘‘-Restrictions on Ownership and Transfer’’ below.
Subject to applicable law and the terms of our outstanding indebtedness, we may purchase common shares and Series C Preferred Shares in the open market from time to time. Any Series C Preferred Shares that we reacquire will return to the status of authorized but unissued shares.
Special Optional Redemption
In the event of a Change of Control, we may, at our option, redeem the Series C Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we provide or have provided notice of our election to redeem some or all of the Series C Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series C Preferred Shares will not be permitted to exercise the conversion right described below under ‘‘-Conversion Rights’’ in respect of their shares called for redemption.
If we elect to redeem any or all of the Series C Preferred Shares, we will mail notice of the redemption to each holder of record of Series C Preferred Shares at the address shown on our share transfer books no fewer than 30 days nor more than 60 days before the redemption date. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective.
Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series C Preferred Shares to be redeemed;

•	the place or places where the certificates, if any, evidencing the Series C Preferred Shares to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment;

•
that the Series C Preferred Shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•
that the holders of Series C Preferred Shares to which the notice relates will not be able to tender such Series C Preferred Shares for conversion in connection with the Change of Control and each Series C Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the Series C Preferred Shares to be redeemed will cease to accrue on the redemption date.
If we redeem fewer than all of the Series C Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series C Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series C Preferred Shares to be redeemed on a pro rata basis or by lot.
If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of Series C Preferred Shares called for redemption, then from and after the redemption date, those Series C Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series C Preferred Shares will terminate. The holders of those Series C Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.
The holders of Series C Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series C Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series C Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares to be redeemed.
A ‘‘Change of Control’’ is when, after the original issuance of the Series C Preferred Shares, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a ‘‘person’’ under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series C Preferred Shares will have the right (subject to our right to redeem the Series C Preferred Shares in whole or in part, as described under ‘‘-Redemption,’’ prior to the Change of Control Conversion Date) to convert some or all of the Series C Preferred Shares held by such holder (the ‘‘Change of Control Conversion Right’’) on the Change of Control Conversion Date into a number of our common shares per share of Series C Preferred Shares (the ‘‘Common Share Conversion Consideration’’) equal to the lesser of:

•
the quotient obtained by dividing (1) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series C Preferred Share dividend payment and prior to the corresponding Series C Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (2) the Common Share Price; and

•	8.5616 (the ‘‘Share Cap’’).
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of our common shares), subdivisions or combinations (in each case, a ‘‘Share Split’’) with respect to our common shares. The adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, (a) the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and (b) the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 35,260,607 shares (or equivalent Alternative Conversion Consideration, as applicable) (the ‘‘Exchange Cap’’). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of Series C Preferred Shares, if any.
In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities, or other property or assets (including any combination thereof) (the ‘‘Alternative Form Consideration’’), a holder of Series C Preferred Shares will receive upon conversion of such Series C Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the ‘‘Alternative Conversion Consideration,’’ and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the ‘‘Conversion Consideration’’).
If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series C Preferred Shares will receive will be the form and proportion of the aggregate consideration elected by the holders of our common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional common shares upon the conversion of the Series C Preferred Shares. Instead, we will pay the cash value of such fractional shares based on the Common Share Price. Within 15 days following the occurrence of a Change of Control, we will provide to holders of record of Series C Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series C Preferred Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date;

•
that if, prior to the Change of Control Conversion Date, we provide or have provided notice of our election to redeem all or any portion of the Series C Preferred Shares, holders will not be able to convert Series C Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series C Preferred Share;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series C Preferred Shares must follow to exercise the Change of Control Conversion Right.

To exercise the Change of Control Conversion Right, a holder of Series C Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series C Preferred Shares to be converted, duly endorsed for transfer, together with a written, completed conversion notice to our transfer agent. The conversion notice must state:

▪	the relevant Change of Control Conversion Date;

▪	the number or percentage of Series C Preferred Shares to be converted; and

▪	that the Series C Preferred Shares are to be converted pursuant to the applicable provisions of the Series C Preferred Shares.
The ‘‘Change of Control Conversion Date’’ is the date the Series C Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Shares.
The ‘‘Common Share Price’’ will be: (1) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (2) the average of the closing prices for our common shares on Nasdaq or the NYSE as the case may be, for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common shares is other than solely cash.
Holders of Series C Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn Series C Preferred Shares;

•	if certificated Series C Preferred Shares have been issued, the certificate numbers of the withdrawn Series C Preferred Shares; and

•	the number of Series C Preferred Shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series C Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the Depository Trust Company (“DTC”).
Series C Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we provide or have provided notice of our election to redeem such Series C Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series C Preferred Shares will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some or all of the Series C Preferred Shares, holders of any Series C Preferred Shares that we have called for redemption will not be permitted to exercise their Change of Control Conversion Right in respect of any of their shares that have been called for redemption, and such Series C Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Shares into our common shares. Notwithstanding any other provision of the Series C Preferred Shares, no holder of Series C Preferred Shares will be entitled to convert such Series C Preferred Shares into our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in our Declaration of Trust and the articles supplementary setting forth the terms of the Series C Preferred Shares, unless we provide an exemption from this limitation for such holder. See ‘‘-Restrictions on Ownership and Transfer’’ below.
These Change of Control conversion and redemption features may make it more difficult for a party to take over the Trust or discourage a party from taking over the Trust.
Except as provided above in connection with a Change of Control, the Series C Preferred Shares are not convertible into or exchangeable for any other securities or property.

Voting Rights
Holders of Series C Preferred Shares generally will have no voting rights, except as set forth below.
Whenever dividends on the Series C Preferred Shares are in arrears for six quarterly periods, whether or not consecutive (a ‘‘Preferred Dividend Default’’), the number of trustees then constituting our Board of Trustees will be increased by two and holders of Series C Preferred Shares and any other parity equity securities upon which like voting rights have been conferred and are exercisable will be entitled to vote (voting together as a single class) for the election of two additional trustees to serve on our Board of Trustees (the ‘‘Preferred Share Trustees’’). The election of the Preferred Share Trustees will occur at a special meeting called by the holders of at least 10% of the outstanding Series C Preferred Shares or any other parity equity securities upon which like voting rights have been conferred and are exercisable if the request is received 90 or more days before the next annual meeting of shareholders, or, if the request is received fewer than 90 days before the date fixed for the next annual or special meeting of shareholders, at the next annual or special meeting of shareholders, and at each subsequent annual meeting of shareholders until all dividends accumulated on the Series C Preferred Shares for the past dividend periods and the then-current dividend period have been paid or declared and set aside for payment in full. Each Preferred Share Trustee will be elected by a majority of the outstanding Series C Preferred Shares and our parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class) in the election to serve until our next annual meeting of shareholders and until such trustee’s successor is duly elected and qualified or until such trustee’s right to hold the office terminates as described below, whichever occurs earlier.
If and when all accumulated dividends in arrears for all past dividend periods and dividends for the then-current dividend period on the Series C Preferred Shares shall have been paid in full, the holders of Series C Preferred Shares will immediately be divested of the voting rights described above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears and the dividends for the then-current dividend period have been paid in full or set aside for payment in full on all our parity equity securities upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected will immediately terminate. Any Preferred Share Trustee may be removed at any time, with or without cause, by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding Series C Preferred Shares when they have the voting rights described above and any other parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding Series C Preferred Shares when they have the voting rights described above and all our parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class). Each Preferred Share Trustee will be entitled to one vote on any matter.
So long as any Series C Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the then-outstanding Series C Preferred Shares and our other parity equity securities (voting together as a single class):

•
authorize or create (including by reclassification), or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of the Trust into any such senior equity securities, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase or otherwise acquire any such senior equity securities; or

•
amend, alter, or repeal the provisions of our Declaration of Trust, whether by merger, consolidation, share exchange, or otherwise, or consummate a merger, consolidation, share exchange, or transfer involving the Trust, so as to materially and adversely affect any right, preference, privilege, or voting power of the Series C Preferred Shares or any of our parity equity securities, except that if such amendment, alteration or repeal of provisions of our Declaration of Trust materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares disproportionately relative to any of our other parity equity securities, the affirmative vote or consent of the holders of at least two-thirds of the then-outstanding Series C Preferred Shares (voting separately as a single class) shall be required.

Notwithstanding the preceding sentence, with respect to the occurrence of a merger or consolidation, if there are no senior equity securities (or, if applicable, equity securities of the surviving entity that rank, as to the payment of distributions or upon the liquidation, dissolution or winding up of the surviving entity, senior to our Series C Preferred Shares or any other of our parity equity securities) outstanding after any such merger or consolidation that were not outstanding immediately prior to such merger or consolidation, so long as (1) the Series C Preferred Shares or any other of our parity equity securities remain outstanding with the terms thereof materially unchanged or (2) the holders of Series C Preferred Shares and any other of our parity equity securities receive shares with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Shares or any other of our parity equity securities, as applicable, then, the occurrence of any such merger or consolidation will not be deemed to materially adversely affect any right, privilege or voting power of the Series C Preferred Shares or any other of our parity equity securities, or the holders thereof. In addition, any increase in the amount of authorized Series C Preferred Shares, the issuance of additional Series C Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other of our parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Shares.
In any matter in which the holders of Series C Preferred Shares are entitled to vote separately as a single class, each Series C Preferred Share will be entitled to one vote. If the holders of Series C Preferred Shares and any other of our parity equity securities are entitled to vote together as a single class on any matter, the Series C Preferred Shares and the shares of any other of our parity equity securities will have one vote for each $25.00 of liquidation preference.
Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code. In order to assist us in meeting these requirements, among other purposes, our Declaration of Trust and the articles supplementary for the Series C Preferred Shares provide that any transaction that would result in our disqualification as a REIT under Section 856 of the Code, including any transaction that would result in (1) a person owning shares of beneficial interest in excess of the ownership limit of 9.8%, in number or value, of our outstanding shares of beneficial interest, (2) fewer than 100 people owning our shares of beneficial interest, (3) us being ‘‘closely held’’ (within the meaning of Section 856(h) of the Code), or (4) 50% or more of the fair market value of our shares of beneficial interest being held by persons other than United States persons, will be void ab initio.
Any ownership limit also applies to our outstanding shares of beneficial interest in the aggregate. Our Board of Trustees may, in its sole discretion, exempt a person from the ownership limits. Notwithstanding any other provision of the Series C Preferred Shares, no holder of Series C Preferred Shares will be entitled to convert any Series C Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limit contained in our Declaration of Trust.
For more information regarding restrictions on ownership and transfer of our shares of beneficial interest, see "Ownership and Transfer Restrictions" under “Description of Common Shares,” which applies to ownership of Series C Preferred Shares as a separate class pursuant to Article II of our Declaration of Trust, under which Series C Preferred Shares owned by a shareholder in excess of the ownership limit will be transferred to a charitable trust and may be purchased by us under certain circumstances. Our Board of Trustees may, in its discretion, exempt a person from the 9.8% ownership limits under certain circumstances.
Preemptive Rights
No holders of Series C Preferred Shares shall, as the holders, have any preemptive rights to purchase or subscribe for our common shares or any other security of the Trust.
Stock Exchange Listing
Our Series C Preferred Shares are listed on the NYSE under the symbol "IRET-PC."
Book-Entry Procedures
The DTC will act as securities depositary for the Series C Preferred Shares. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co (or such other nominee as may be requested by DTC). Any such certificates will represent the total aggregate number of Series C Preferred Shares. We will deposit any such certificates with DTC or a custodian appointed by DTC. Unless otherwise required by our Declaration of Trust, we will not issue certificates for the Series C Preferred Shares, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series C Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series C Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code and a ‘‘clearing agency’’ registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (‘‘Direct Participants’’) deposit with DTC.
DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.
Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (‘‘Indirect Participants’’). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase Series C Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series C Preferred Shares on DTC’s records. You, as the actual owner of the Series C Preferred Shares, are the ‘‘beneficial owner.’’ Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series C Preferred Shares are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series C Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Declaration of Trust, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series C Preferred Shares will be sent to DTC. If fewer than all of the Series C Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Series C Preferred Shares in accordance with its established procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series C Preferred Shares unless authorized by a Direct Participant in accordance with DTC's established procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants whose accounts the Series C Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends and distributions on the Series C Preferred Shares will be made directly to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC's practice is to credit participants' accounts upon DTC's receipt of funds in accordance with their respective holdings shown on DTC's records. Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, us or any agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time.
DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Shares. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not obtained, we will issue the Series C Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.